Exhibit 10.1

CIGNA Corporation Non-Employee Director Compensation Program
Effective January 1, 2006

Board and Committee Retainers

Board retainer. Each Director receives $225,000 annually for Board membership. One third ($75,000) of the retainer is payable in cash and two-thirds ($150,000) of the retainer is payable in deferred stock units. Each deferred stock unit represents the value of one share of CIGNA Corporation common stock and constitutes the right to a future cash payment equal to (a) the fair market value of one share at payout and (b) the accumulated amount of dividends paid on each share of CIGNA common stock from the date of award of the deferred stock units until the date of payment (hypothetical dividends).

Committee member retainer. Each Director receives $10,000 annually for each committee membership. Committee chairs and members of the Executive Committee do not receive this retainer.

Committee chair retainer. Each committee chair other than the chair of the Executive Committee receives $15,000 annually.

Payment of Retainers.
▪	The committee member and committee chair retainers as well as the cash portion of the Board retainer are paid in cash quarterly.
▪
Deferred stock units are awarded quarterly. Their cash value is paid on the third anniversary of the award, or upon separation from service, if earlier.  Hypothetical dividends are treated as reinvested and are paid out with the stock unit payment.

Deferred compensation elections. Directors may elect to defer some or all of their compensation under the Deferred Compensation Plan for Directors of CIGNA Corporation.

Other Director Benefits

Basic Life Insurance coverage. Each Director is provided coverage in the amount of the annual board retainer.

Travel accident coverage. Each Director is provided coverage in the amount of three times the annual board retainer.

Financial planning. Directors may use the financial planning services available to CIGNA executives.

Insurance. Directors may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, long-term care, property/casualty personal lines and various other insurance programs available to CIGNA employees.

Matching Gifts. Directors may participate in the matching charitable gift program available to CIGNA employees, under which up to $5,000 annually may be matched.

Post-Termination Benefits. Directors serving on January 1, 2006 are eligible, upon termination after nine years of Board service, to continue to participate, in medical/dental care programs on an after-tax basis for two years and financial planning services (of up to $5,000) for one year following separation of service from the Board. These directors are also provided $10,000 basic life insurance coverage for life. Previously, Directors who retired generally were eligible to use financial planning services for five years, to participate for life in medical/dental care programs on an after-tax basis and were provided $10,000 basic life insurance coverage for life. All directors may, at their own expense and if otherwise eligible, also continue life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies.

Share Ownership Guidelines

Each Director is required to hold CIGNA common stock or CIGNA common stock units with a value equal to or greater than $250,000. Each Director has three years from the time he or she joins the Board to accumulate the required shares.